Exhibit 3.3

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

LYNX MERGER SUB, INC.

WITH AND INTO

LYNX THERAPEUTICS, INC.

Pursuant to Section 253 of the
Delaware General Corporation Law

     Lynx Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (this “Corporation”), Does Hereby Certify:

     First: That this Corporation was incorporated on February 18, 1992, pursuant to the Delaware General Corporation Law (the “DGCL”), the provisions of which permit the merger of a subsidiary corporation organized and existing under the laws of such State with and into a parent corporation organized and existing under the laws of such State.

     Second: That this Corporation owns all of the outstanding shares of the common stock, $0.001 par value per share, of Lynx Merger Sub, Inc., a corporation incorporated on March 3, 2005 (the “Merger Sub”), pursuant to the DGCL, and having no class of stock outstanding other than such common stock.

     Third: That this Corporation, by the following resolutions of its Board of Directors, duly adopted at a meeting held on March 1, 2005 and filed with the minutes of its Board of Directors pursuant to Section 141(f) of the DGCL determined to merge the Merger Sub with and into itself:

     Resolved, that the Merger Sub be merged with and into the Corporation (the “Merger”) and that the Corporation be the surviving corporation of the Merger;

     Resolved Further, that the Merger shall become effective on the filing of a Certificate of Ownership and Merger (the “Certificate of Merger”) prepared and executed by an officer of the Corporation in the form required by Section 253 of the General Corporation Law of the State of Delaware and filed with the Secretary of State of the State of Delaware;

     Resolved Further, that upon the effectiveness of the Merger, (i) the Corporation shall assume all of the liabilities and obligations of the Merger Sub, (ii) the name of the Corporation shall be changed from “Lynx Therapeutics, Inc.” to “Solexa, Inc.” and (iii) Article I of the Certificate of Incorporation of the Corporation shall be amended and restated to read as follows:

     “The name of this corporation is Solexa, Inc.”

     Resolved Further, that the officers of the Corporation be, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to effect all filings and qualifications, and take all further actions, that any such officer deems to be necessary or appropriate to comply with state or federal securities laws in connection with the transactions contemplated by the Merger and the Certificate of Merger;

     Resolved Further, that the officers of the Corporation be, and each of them hereby is, authorized and directed for and on behalf of the Corporation to prepare, execute and deliver the Certificate of Merger and any other agreements, certificates and other documents referred to therein or contemplated thereby, and to cause the Corporation to perform its obligations under the Certificate of Merger; and

     Resolved Further, that the officers of the Corporation be, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to execute and deliver all other instruments, effect all filings and qualifications, and take all further actions, that either of them deem to be necessary or appropriate to carry out the purposes of the foregoing resolutions and to consummate the transactions contemplated by the Merger and the Certificate of Merger.

     Fourth: That the surviving corporation (the “Surviving Corporation”) shall be this Corporation.

     Fifth: That from and after the effective time of the Merger, the Certificate of Incorporation, as amended, of this Corporation shall be the Certificate of Incorporation of the Surviving Corporation and Article I of the Certificate of Incorporation of this Corporation shall be amended and restated to read as follows:

     “The name of this Corporation is Solexa, Inc.”

     Sixth: That the Merger shall become effective at 5:00 p.m. ET on March 4, 2005.

2.

     In Witness Whereof, Lynx Therapeutics, Inc. has caused this Certificate of Ownership and Merger to be executed in its corporate name as of this 4th day of March 2005.

Lynx Therapeutics, Inc.
By:	/s/ Mary L. Schrmake
Mary L. Schramke
Chief Executive Officer